Federal Kemper Life Assurance Company                    [ZURICH LIFE LOGO HERE]
A Stock Life Insurance Company
1600 McConnor Parkway
Schaumburg,  Illinois  60196-6801




RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within 10 days of receiving this contract You may return it to Us or to the representative through whom it was purchased. Immediately upon our receipt, this contract will be voided as if it had never been in force. All Purchase Payments allocated to the Fixed Account plus the Separate Account contract Value plus Market Adjusted Values computed at the end of the valuation period following Our receipt of this contract will then be refunded within 10 days.

We agree to pay an Annuity to the Owner provided this contract is in force on the Annuity Date.

We further agree to pay the death benefit prior to the Annuity Date when a death benefit is payable. Payment will be made upon Our receipt of due proof of death and the return of this contract.

This contract is issued in consideration of the initial Purchase Payment. The provisions on this cover and the pages that follow are part of this contract.

Signed for Federal Kemper Life Assurance Company at its home office in Schaumburg, Illinois.

[SIGNATURE LOGO HERE]                                  [SIGNATURE LOGO HERE]
      Secretary                                              President

FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE DEFERRED ANNUITY
CONTRACT

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON GUARANTEE PERIOD VALUES, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA STATED IN THE CONTRACT SCHEDULE.

This a legal contract between the Owner and Federal Kemper Life Assurance
Company

READ YOUR CONTRACT CAREFULLY.

Form No. S-3254

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                               TABLE OF CONTENTS

                                                                            Page

CONTRACT SCHEDULE                                      Follows Table of Contents

DEFINITIONS                                                     1-3

GENERAL PROVISIONS                                              3-4
     The Entire Contract                                        3
     Modification of Contract                                   3
     Incontestability                                           3
     Change of Annuity Date                                     3
     Assignment                                                 3
     Due Proof of Death                                         3
     Reserves, Contract Values and Death Benefits               3
     Non-Participating                                          3
     Reports                                                    3
     Premium Taxes                                              4
     Creditors                                                  4

OWNER, BENEFICIARY AND ANNUITANT PROVISIONS                     4-5
     Owner                                                      4
     Change of Ownership                                        4
     Beneficiary Designation and Change of Beneficiary          4
     Death of Beneficiary                                       4
     Annuitant                                                  5

PURCHASE PAYMENT PROVISIONS                                     5
     Purchase Payment Limitations                               5
     Place of Payment                                           5

FIXED ACCOUNT PROVISIONS                                        5-6
      Fixed Account Contract Value                              5-6

GUARANTEE PERIOD PROVISIONS                                     6
     Guarantee Period                                           6
     Guarantee Period Value                                     6
     Market Value Adjustment                                    6

VARIABLE ACCOUNT PROVISIONS                                     6-7
     Separate Account                                           6
     Liabilities of the Separate Account                        6
     Subaccounts                                                6
     Fund                                                       6
     Rights Reserved by the Company                             6
     Accumulation Unit Value                                    6
     Investment Experience Factor                               7

TRANSFER AND WITHDRAWAL PROVISIONS                              8-10
Withdrawals During the Accumulation Period                      9
Withdrawal Charges                                              9
Transfers and Withdrawal Procedures                             10
Deferment of Withdrawal or Transfer                             10



S-3254

                               TABLE OF CONTENTS

                                                                            Page

DEATH BENEFIT PROVISIONS                                                   10-11
   Amount Payable Upon Death                                                  10
   Payment of Death Benefits During the Accumulation Period                   11
   Spousal Continuation                                                       11

ANNUITY PERIOD PROVISIONS                                                  12-16
   Annuity Options                                                            12
   Option 1 Certain Period Annuity                                            12
   Option 2 Life Annuity                                                      12
   Option 3 Life Annuity with Installments Guaranteed                         12
   Option 4 Joint and Survivor Annuity                                        12
   Option 5 Joint and Survivor Annuity with Installments Guaranteed           12
   Other Options                                                              12
   Election of Annuity Option                                                 12
   Electing a Fixed or Variable Annuity Option                                13
   Fixed Annuity                                                              13
   Variable Annuity                                                           13
   Annuity Unit Value                                                         13
   Basis of Annuity Options                                                   13
   Withdrawal Charge Upon Annuitization                                       13
   Transfers Between Subaccounts                                              14
   Conversions from a Fixed Annuity Payment                                14-15
   Conversions to a Fixed Annuity Payment                                     15
   Payment of Death Benefits During the Annuity Period                        15
   Disbursement Upon Death of Annuitant:  Under Options 1, 3 or 5             16
   Supplementary Agreement                                                    16
   Date of First Payment                                                      16
   Evidence of Age, Sex and Survival                                          16
   Misstatement of Age or Sex                                                 16

ANNUITY OPTION TABLE                                             Follows Page 16

ENDORSEMENTS, if any                                 Follow Annuity Option Table


DEFINITIONS    ACCUMULATED GUARANTEE PERIOD VALUE - The sum of the Guarantee
               Period Values.

               ACCUMULATION PERIOD - The period between the Issue Date and the Annuity Date.

               ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of each Subaccount.

               ADMINISTRATION CHARGE - A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit value for a portion of Our administrative costs.

               AGE - The attained age.

               ANNIVERSARY VALUE - The Contract Value calculated on each contract Anniversary during the Accumulation Period.

               ANNUITANT - The person during whose lifetime the Annuity is to be paid. Joint Annuitants may be named under Non-qualified Plans and any reference to Annuitant shall include Joint Annuitants.

               ANNUITY - A series of payments paid in accordance with this contract which begin on the Annuity Date.

               ANNUITY DATE - The date on which Annuity payments begin.

               ANNUITY PERIOD - The period that starts on the Annuity Date.

               ANNUITY UNIT - An accounting unit of measure used to calculate the amount of Variable Annuity payments after the first Annuity payment.

               CONTRACT ANNIVERSARY - An anniversary of the Issue Date

               CONTRACT OWNER, OR OWNER - See "You, Your, Yours" below

               CONTRACT VALUE - The sum of the Fixed Account Contract Value plus the Separate Account Contract Value plus the Accumulated Guarantee Period Value.

               CONTRACT YEAR - A one year period starting on the Issue Date and successive Contract Anniversaries.

               DEBT - The principal of any outstanding loan plus any accrued interest. Loans are available under certain Qualified Plans.

               FIXED ACCOUNT - The General Account of FKLA to which an Owner may allocate all or a portion of Purchase Payments or Contract Value.

               FIXED ACCOUNT CONTRACT VALUE - The value of amounts allocated under the contract to the Fixed Account.

               FIXED ANNUITY - An Annuity payment plan that does not vary as to dollar amount.

               FREE WITHDRAWAL ALLOWANCE - Amount of Contract Value that may be withdrawn each Contract Year without incurring a withdrawal charge as described in the Contract Schedule.

               FUND - An investment company or separate series thereof, in which the Subaccounts of the Separate Account invest.

               GENERAL ACCOUNT - Our assets other than those allocated to the Separate Account, the non-unitized Separate Account or any other Separate Account.



                                                                          Page 1

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                                                                          Page 2

DEFINITIONS (continued)

               GUARANTEE PERIOD - A period of time during which an amount is to be credited with a guaranteed interest rate, subject to a Market Value Adjustment prior to the end of the Guarantee Period. The Guarantee Periods initially offered are stated in the Contract Schedule.

               GUARANTEE PERIOD VALUE - The (1) Purchase Payments allocated or amounts transferred to a Guarantee Period; plus (2) interest credited; minus (3) withdrawals, previously assessed withdrawal charges and transfers; adjusted for (4) any applicable Market Value Adjustment previously made.

               ISSUE DATE - The Issue Date stated in the Contract Schedule.

               MARKET ADJUSTED VALUE - A Guarantee Period Value adjusted by the Market Value Adjustment formula prior to the end of a Guarantee Period.

               MARKET VALUE ADJUSTMENT - An adjustment of Guarantee Period Values in accordance with the Market Value Adjustment formula prior to the end of the Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The Market Value Adjustment formula is stated in the Contract Schedule.

               MORTALITY AND EXPENSE RISK CHARGE - A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit value. It is for Our assumption of mortality risks and expense guarantees. This charge is shown in the Contract Schedule.

               NONQUALIFED PLAN - This contract issued other than as a Qualified Plan.

               PURCHASE PAYMENTS - The dollar amount We receive in U.S. currency to buy the benefits this contract provides.

               QUALIFIED PLAN - A contract issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408, 408A, or 457 of the Internal Revenue Code as amended.

               If this contract is issued under a Qualified Plan additional provisions may apply. The rider or amendment to this contract used to qualify it under the applicable section of the Internal Revenue Code will indicate the extent of change in the provisions.

               RECORDS MAINTENANCE CHARGE - A charge assessed against Your contract as specified in the Contract Schedule.

               SEPARATE ACCOUNT - A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and identified in the Contract Schedule.

               SEPARATE ACCOUNT CONTRACT VALUE - The sum of the Subaccount Values of this contract on a Valuation Date.

               SUBACCOUNTS - The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Fund.

               SUBACCOUNT VALUE - The value of Your interest in each Subaccount.

               VALUATION DATE - Each business day that applicable law requires that We value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

               VALUATION PERIOD - The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

VARIABLE ANNUITY - An Annuity payment plan which varies as to dollar amount because of Subaccount investment experience.

WE, OUR, US - Federal Kemper Life Assurance Company, Schaumburg, Illinois.

YOU, YOUR, YOURS - The party(s) named as Owner unless later changed as provided in this contract. Under a Nonqualified Plan when more than one person is named as Owner, the terms "You,""Your,""Yours," means joint Owners.

GENERAL PROVISIONS

The Entire Contract

This contract, any written application attached to this contract, and any endorsements and riders constitute the entire contract between the parties.

Modification of Contract

Only Our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of this contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this contract.

Upon notice to You, this contract may be modified by Us as is necessary to comply with any law or regulation issued by a governmental agency to which We or the Separate Account is subject or as is necessary to assure continued qualification of this contract under the Internal Revenue Code or other laws relating to retirement plans or annuities or as otherwise may be in Your best interest. In the event of a modification, We may make appropriate endorsement to this contract and We will obtain all required regulatory approvals.

Incontestability

We cannot contest this contract after it has been in force for two years from the Issue Date.

Change of Annuity Date

You may write to Us prior to the death of an Owner and the Annuity Date and request a change of the Annuity Date. The new Annuity Date must not be earlier than the minimum Annuity Date or beyond the maximum Annuity Date stated in the contract Schedule.

Assignment

No assignment under this contract is binding unless We receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. The rights of the Owner and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

Due Proof of Death

We must receive written proof of the Owner's death in the form of a certified death certificate when a death benefit is payable.

Date of Due Proof

The Valuation Date We receive Due Proof of Death.

Reserves, Contract Values and Death Benefits

All reserves are equal to or greater than those required by statute. Any available Contract Value, paid up annuity benefit and death benefit are not less than the minimum benefits required by the statutes of the state in which the contract is delivered.

Non-Participating

This contract does not pay dividends. It will not share in Our surplus or earnings.

Reports

At least once each Contract Year We will send You a statement showing Purchase Payments received, interest credited, investment experience, and charges made since the last report, as well as any other information required by statute.

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GENERAL PROVISIONS (continued)

Premium Taxes

We will make a deduction for state premium taxes in certain situations. On any contract subject to premium tax, as provided under applicable law, the tax will be deducted from: a. the Purchase Payments when We receive them; b. the Contract Value upon total withdrawal; or c. from the total contract Value applied to any Annuity option at the time Annuity payments start. In no event will an amount be deducted for premium taxes before the Company has incurred a tax liability under applicable state law.

Creditors

The proceeds of this contract and any payment under an Annuity option will be exempt from the claims of creditors and from legal process to the extent permitted by law.

OWNER, BENEFICIARY AND ANNUITANT PROVISIONS

Owner

Before the Annuity Date and prior to the death of an Owner, You may exercise every option and right conferred by this contract including the right of assignment. The joint Owners must agree to the exercise of any option or right if more than one Owner is named.

Change of Ownership

You may change the Owner by written request before the Annuity Date and prior to the death of an Owner. You must furnish information sufficient to clearly identify the new Owner to Us. The change is subject to any existing assignment of this contract. After We receive the change, it will take effect on the date the written notice is signed. However, any action taken by Us before the change is recorded by Us remains in effect. Any change is subject to the payment of any proceeds. We may require You to return this contract to Us for endorsement of a change.

Beneficiary Designation and Change of Beneficiary

The beneficiary initially designated is shown in the Contract Schedule. In the case of joint owners, the surviving joint Owner is automatically the primary beneficiary of any death benefit resulting from the death of a joint Owner. You may change the beneficiary if You send Us written notice in a form acceptable to Us. Changes are subject to the following conditions:

1.   Prior to the Annuity Date the change must be filed while You are alive;

2. After the Annuity Date the change must be filed while You and the Annuitant(s) are alive;

3.   This contract must be in force at the time You file a change;

4. Such change must not be prohibited by the terms of an existing assignment, beneficiary designation or other restriction;

5. After We receive the change, it will take effect on the date the written notice was signed. However, any action taken by Us before the change form is recorded by Us will remain in effect;

6. The request for change must provide information sufficient to identify the new beneficiary; and

7. In the case of joint Owners, the designation of a beneficiary(ies) other than the surviving joint Owner will be deemed to be a contingent beneficiary(ies).

We may require You to return this contract to Us for endorsement of a change.

Death of Beneficiary

The interest of a beneficiary who dies before the distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to Your estate when the You die.

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OWNER, BENEFICIARY AND ANNUITANT PROVISIONS (continued)

Annuitant

The Annuitant is shown in the Contract Schedule. Prior to the Annuity Date, an Annuitant may be replaced or added unless the Owner is a non-natural person. At all times there must be at least one Annuitant. If the Annuitant dies, the youngest Owner will become the new Annuitant unless a new Annuitant is otherwise named. Upon the death of an Annuitant prior to the Annuity Date, a death benefit is not paid unless the Owner is a non-natural person.

Any subsequent Annuitant must not have attained Age 81 prior to the Issue Date.

PURCHASE PAYMENT PROVISIONS

Purchase Payment Limitations

The minimum initial purchase payment, subsequent purchase payment, maximum purchase payment date, and maximum total purchase payment limits are shown in the Contract Schedule.

The minimum initial allocation or transfer to a Guarantee Period, Fixed Account, or to a Subaccount is shown in the Contract Schedule.

The sum of all Purchase Payments allocated to the contract may not exceed the maximum total Purchase Payments shown in the Contract Schedule.

The sum of all Purchase Payments allocated to the Fixed Account in any Contract Year may not exceed the maximum fixed account purchase payments shown in the Contract Schedule. Purchase Payments made under a systematic investment program that has been approved by Us are not subject to this limitation. We reserve the right to modify or terminate this provision and to apply the Fixed Account allocation limitation to all Purchase Payments.

We reserve the right: (a) not to allow allocation of any Purchase Payment to the Fixed Account if the Fixed Account interest rate applicable to that Purchase Payment would be less than or equal to 3%; and, (b) to except Purchase Payments that are part of a systematic investment program that has been approved by Us from such allocation limitation.

We reserve the right to waive these limits. We also reserve the right not to accept any Purchase Payment.

Purchase Payment Bonus

Subject to the limitation shown below, Purchase Payments will be increased by the purchase payments bonus shown on the Contract Schedule before being allocated to the various account of this contract.

We reserve the right to not increase a Purchase Payment by the purchase payment bonus if at the time the Purchase Payment is made the sum of partial withdrawals and loans made under this contract exceeds the sum of Purchase Payments and loan repayments.

Place of Payment

All Purchase Payments under this contract must be paid to Us at Our home office or such other location as We may select. We will notify You and any other interested parties in writing of such other locations. Purchase Payments received by an agent will not be considered received by Us.

FIXED ACCOUNT PROVISIONS

Fixed Account Contract Value

The Fixed Account Contract Value includes:

1.   Your Purchase Payments allocated to the Fixed Account; plus

2.   amounts transferred to the Fixed Account; plus

3.   interest credited; minus

4. withdrawals, previously assessed withdrawal charges and transfers from the Fixed Account, minus

5.   any applicable portion of the Records Maintenance Charge.

The initial fixed account interest rate credited to the initial purchase payment is shown in the Contract Schedule and is in effect through the period also shown in the Contract Schedule. We will declare the Fixed Account interest rate applicable to the initial purchase payment for each subsequent interest rate period at the beginning of each subsequent interest rate period shown in the Contract Schedule.

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FIXED ACCOUNT PROVISIONS (continued)

We will declare the Fixed Account interest rate with respect to each subsequent Purchase Payment or transfer received. Any such Purchase Payment or transfer We receive will be credited that rate through the end of the interest rate period shown in the Contract Schedule. We will declare the Fixed Account interest rate applicable to each subsequent Purchase Payment or transfer for each subsequent interest rate period at the beginning of each subsequent interest rate period.

We reserve the right to declare the Fixed Account current interest rate(s) based upon the Issue Date, the date We receive a Purchase Payment or the date of account transfer.

We calculate the interest credited to the Fixed Account by compounding daily, at daily interest rates, rates that would produce at the end of 12 months a result identical to the one produced by applying an annual interest rate.

The minimum guaranteed Fixed Account interest rate is shown in the Contract Schedule.

GUARANTEE PERIOD PROVISIONS


Guarantee Period

We hold all amounts allocated to a Guarantee Period in a non-unitized Separate Account. The non-unitized Separate Account may also hold amounts from other contracts and certificates we issue. The assets of this Separate Account equal to the reserves and other liabilities of this Separate Account will not be charged with liabilities arising out of any other business We may conduct. The initial Guarantee Periods available under this contract are shown in the Contract Schedule.

Guarantee Period Value

On any Valuation Date, the Guarantee Period Value includes:

1.   Your Purchase Payments allocated to the Guarantee Period; plus

2.   amounts transferred to the Guarantee Period; plus

3.   interest credited; minus

4. withdrawals, previously assessed withdrawal charges and transfers from the Guarantee Period; minus

5.   any applicable portion of the Records Maintenance Charge; adjusted for

6.   any applicable Market Value Adjustment previously made.

The Guarantee Period(s) initially elected and the interest rate(s) initially credited are shown in the Contract Schedule. The initial interest rate credited to subsequent Purchase Payments or transfers will be declared at the time the payment or transfer is received. At the end of a Guarantee Period, We will declare a guaranteed interest rate applicable for the next subsequent Guarantee Period.

We calculate the interest credited to the Guarantee Period Value by compounding daily, at daily interest rates, rates which would produce at the end of 12 months a result identical to the one produced by applying an annual interest rate.

Market Value Adjustment

The Market Value Adjustment formula is stated in the Contract Schedule. This formula is applicable for both an upward and downward adjustment to a Guarantee Period Value when, prior to the end of a Guarantee Period, such value is:

1.   taken as a total or partial withdrawal;

2.   applied to purchase an Annuity option; or

3. transferred to another Guarantee Period, the Fixed Account, or a Subaccount.

However, a Market Value Adjustment will not be applied to any Guarantee Period Value transaction effected within 30 days after the end of the applicable Guarantee Period.

VARIABLE ACCOUNT PROVISIONS

Separate Account

The variable benefits under this contract are provided through the Separate Account identified in the Contract Schedule. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by Us into which a portion of Our assets has been allocated for this contract and may be allocated for certain other contracts and certificates We issue.

Liabilities of the Separate Account

The assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. We will value the assets of the Separate Account on each Valuation Date.

Subaccounts

The Separate Account consists of multiple Subaccounts. We may from time to time, combine or remove Subaccounts in the Separate Account and establish additional Subaccounts of the Separate Account. In such event, We may permit You to select other Subaccounts under the contract. However, the right to select any other Subaccount is limited by the terms and conditions We may impose on such transactions.

Fund

Each Subaccount of the Separate Account will buy shares of a Fund or a separate series of a Fund. Each Fund is registered under the Investment Company Act of 1940 as an open-end diversified management investment company. Each series of a Fund represents a separate investment portfolio that corresponds to one of the Subaccounts of the Separate Account.

If We establish additional Subaccounts, each new Subaccount will invest in a new series of a Fund or in shares of another investment company. We may also substitute other investment companies.

Rights Reserved by the Company

We reserve the right, subject to compliance with the current law or as it may be changed in the future:

1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

3. To transfer any assets in any Subaccount to another Subaccount or to one or more Separate Accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account;

4. To delete the shares of any of the portfolios of a Fund or any other open-end investment company and to substitute, for the Fund shares held in any Subaccount, the shares of another portfolio of a Fund or the shares of another investment company or any other investment permitted by law; and

5. To change the way We assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Funds in connection with this contract.

When required by law, We will obtain Your approval of such changes and the approval of any regulatory authority.

Accumulation Unit Value

Each Subaccount has an Accumulation Unit value for each combination of charges. When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are purchased based on the relevant Accumulation Unit value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner. The value of a Subaccount on any Valuation Date is the number of units held in the Subaccount times the relevant Accumulation Unit value on that Valuation Date.

An Accumulation Unit value for each subsequent Valuation Period is the relevant investment experience factor for that period multiplied by the Accumulation Unit value for the period immediately preceding. The Accumulation Unit values for each Valuation Period are applied to each day in a Valuation Period. The number of Accumulation Units will not change as a result of investment experience; however, adding, deleting or modifying a rider for this contract will result in a change in the number of Accumulation Units.

Investment Experience Factor

Each Subaccount has an investment experience factor for each combination of charges. The investment experience factor of a Subaccount for a combination of charges for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

1.   is the net result of:

     a. the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a credit or charge for any taxes reserved for the current Valuation Period which We determine resulted from the investment operations of the Subaccount; 2. the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period;

2. the net asset value per share of the investment held in the subaccount, determined at the end of the next valuation period.

3. is the factor representing the sum of the Separate Account charges currently applicable for the number of days in the Valuation Period.

TRANSFER AND WITHDRAWAL PROVISION

General Transfer Provision

Any transfer request must clearly specify:

     1.   the amount which is to be transferred; and

     2.   the names of the accounts which are affected.

We reserve the right at any time and without notice to any party, to terminate, suspend, or modify the following transfer provision.

Transfers of separate account and Guarantee Period Contract Value are subject to the following conditions:

1. The minimum amount which may be transferred, is the Minimum Subsequent Account Allocation stated in the Contract Schedule or, if smaller the remaining value of the subaccount. The minimum guaranteed period transfer amount that may be transferred out of or into a Guaranteed Period is shown on the Contract Schedule. This amount is also the minimum that must remain after a transfer.

2. No partial transfer will be made if the remaining value of the Subaccount or Guarantee Period will be less than the Minimum Initial Account Allocation stated on the Contract Schedule.

3. No transfer may be made within seven calendar days of the date on which the first Annuity payment is due.

4. We reserve the right to impose a 15 calendar day waiting period between transfers for any transfer in excess of 12 in a Contract Year.

5. For the Guarantee Period units, We will transfer Purchase Payments and all related accumulation received in a given Contract Year, in the chronological order We receive them.

6. Total transfers into the Fixed Account that would be credited a current interest rate of 3% or less in any Contract Year may not exceed 25% of the Contract Value as of: (a) the prior Contract Anniversary; (b) the issue date for transfers made prior to the First Contract Anniversary. Transfers made under an asset allocation program that has been approved by Us are not subject to this limitation but We reserve the right to modify or terminate this provision and apply the above limitation to such transfers.

7. We reserve the right: (a) not to allow any transfer into the Fixed Account if the Fixed Account interest rate with respect to that transfer would be less than or equal to 3% and, (b) to except from such transfer limitation transfers made under an asset allocation program approved by Us.

Transfers of Fixed Account Contract Value is subject to the following conditions:

1. The minimum amount which may be transferred, is the minimum subsequent account allocation stated on the Contract Schedule or, if smaller, the remaining value of the Fixed Account.

2. Total transfers out of the Fixed Account in any Contract Year may not exceed 25% of the value of the fixed account as of: (a) the prior Contract Anniversary; or (b) the Issue Date for transfers made prior to the first Contract Anniversary. The entire Fixed Account Contract Value may be transferred if the transfer out of the Fixed Account would result in a Fixed Account value less than $5,000. Transfers made under an asset allocation program that has been approved by Us are not subject to this limitation but we reserve the right to modify or terminate this provision and apply the above limitation to such transfers.

3. No transfer may be made within seven calendar days of the date on which the first Annuity payment is due.

4. We will transfer Purchase Payments and all related accumulation received in a given Contract Year, in the chronological order We receive them.

Withdrawals During the Accumulation Period

During the Accumulation Period, You may withdraw all or part of the Contract Value reduced by any withdrawal charge, Debt and applicable premium taxes, and adjusted by any applicable Market Value Adjustment.

Withdrawals are subject to all of the following conditions:

1.   You must return this contract to Us if You elect a total withdrawal.

2. Each withdrawal must be at least $500 or the value that remains in the Fixed Account or Subaccount if smaller. The minimum withdrawal out of a Guaranteed Period is $5,000 or the value of the Guaranteed Period if smaller.

3. The Minimum Subsequent Account Allocation stated in the Contract Schedule must remain in the account after You make a withdrawal unless the account is eliminated by such withdrawal.

4. We must receive a written request that indicates the amount of the withdrawal from the Fixed Account and each Subaccount and Guarantee Period.

5. Withdrawals will reduce each investment option on a proportional basis unless You direct Us otherwise.

6. Withdrawals will first reduce Your Purchase Payments in the chronological order in which they were received and then reduce any earnings.

7. If a partial withdrawal would reduce the Contract Value to less than the minimum contract value after a partial withdrawal stated in the Contract Schedule, the partial withdrawal will be processed as a total withdrawal.

Withdrawal Charges

1. All Purchase Payments in a given Contract Year and all related accumulations are totaled by account and each total is used separately in computing the withdrawal charge as stated in the withdrawal charge table shown in the Contract Schedule.

2. All amounts to be withdrawn and any applicable withdrawal charges will be charged first against Purchase Payments and all related accumulations in the chronological order We received such Purchase Payments by Contract Year.

3. Any amount withdrawn that is not subject to a withdrawal charge will be considered a partial free withdrawal.

4. In the event of a partial withdrawal, a partial free withdrawal is applied against Purchase Payments and all related accumulations in the chronological order We received such Purchase Payments by Contract Year even though the Purchase Payment and related accumulations are no longer subject to a withdrawal charge.

Transfer and Withdrawal Procedures

We will withdraw or transfer from the Fixed Account or Guarantee Periods as of the Valuation Date that follows the date We receive the Owner's written or telephone transfer request. To process a withdrawal, the request must contain all required information.

We will redeem the necessary number of Accumulation Units to achieve the dollar amount when the withdrawal or transfer is made from a Subaccount. We will reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined based on the Accumulation Unit value at the end of the Valuation Period when We receive the request, provided the request contains all required information. We will pay the withdrawal amount within seven calendar days after the date We receive the request, except as provided below.

Deferment of Withdrawal or Transfer

If the withdrawal or transfer is to be made from a Subaccount, We may suspend the right of withdrawal or transfer or delay payment more than seven calendar days:

1. during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

2. when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation Unit value is not practical; or

3. for such other periods as the Securities and Exchange Commission by order may permit for protection of Owners.

We may defer the payment of a withdrawal or transfer from the Fixed Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after the Owner sends Us a written request. During the period of deferral, We will continue to credit interest, at the then current interest rate(s), to the Fixed Account Contract Value and/or each Guarantee Period Value.

DEATH BENEFIT PROVISIONS

Amount Payable Upon Death

We compute the death benefit at the end of the valuation period following: Our receipt of due proof of death; such other information We may require to process the death benefit, and the return of this contract.

If death occurs prior to the oldest Owner age 75, We will pay the greater of the following less debt:

     (a)  adjusted contract value; or
     (b)  adjusted purchase payments

If death occurs after the oldest Owner's age 75, We will pay adjusted contract value.

Adjusted Contract Value

Adjusted contract value is the Contract Value as of the date of due proof, increased for any positive Market Value Adjustments.

Adjusted Purchase Payments
Adjusted Purchase Payments is defined as the Purchase Payments, decreased by premium taxes on Purchase Payments, adjusted proportionately for withdrawals.

Adjustment for Withdrawals
The adjustments for withdrawals is a dollar amount determined for each withdrawal which is equal to (1) divided by (2) with the result multiplied by
(3), where:

1. is the withdrawal including withdrawal charges;
2. is the Contract Value immediately prior to the withdrawal; and
3. is the value of purchase payments adjusted for prior withdrawals.

Payment of Death Benefits During the Accumulation Period

A death benefit will be paid to the beneficiary upon the death of the Owner, or a joint Owner, during the Accumulation Period. If the Contract Owner is a non-natural person, a death benefit will be paid to the beneficiary upon the death of an Annuitant prior to the Annuity Date.

We will pay the death benefit to the beneficiary after We receive due proof of death. We will then have no further obligation under this contract.

The entire interest in this contract must be distributed within five years from the date of death unless it is applied under an Annuity option or the spouse continues this contract as described below.

The beneficiary may elect to have the death benefit distributed as stated in Annuity Period Provisions Option 1 provided the beneficiary's life expectancy is not less than 10 years; or Options 2 or 3 as described in the Annuity Period Provisions of this contract, based on the life expectancy of the beneficiary as prescribed by federal regulations unless You have restricted the right to make such an election. The beneficiary must make this choice within sixty days of the time We receive due proof of death, and distributions must commence within one year of the date of death.

If the beneficiary is a non-natural person, the beneficiary must elect that the entire death benefit be distributed within five years of the date of death.

Spousal Continuation

If this contract was issued as a Nonqualified Plan or an Individual Retirement Annuity ("IRA") and Your spouse is the primary beneficiary when You die, Your spouse may elect to be the successor Owner of this contract. This is known as a Spousal Continuation. In such a case, no death benefit will be payable upon Your death.

Upon Your death, Your surviving spouse may continue this contract thereby waiving claim to the death benefit otherwise payable. Electing to continue this contract under the Spousal Continuation provision of this contract will affect how the charges and benefits under this contract.

A spousal continuation has the following impact on this contract:

A. The Contract Value will be adjusted to equal the amount of the death benefit. If the death benefit otherwise payable exceeds the Contract Value one day prior to the date of continuance, such excess will be credited to the money market subaccount listed in the Contract Schedule. This amount may subsequently be transferred from the money market Subaccount to other options under this contract.

B. After the spousal continuation, the death benefit payable will be determined as if: (1) this contract was issued on the date of continuance; (2) the Contract Value applied on this date of continuance resulted from our receipt of an initial Purchase Payment,

C. Withdrawal charges will not apply to withdrawals made from the Contract Value credited on the date of continuance. Withdrawal Charges will apply to Purchase Payments made after the date of continuance.

D. This contract may not be continued under a subsequent Spousal Continuation.

We may make certain riders available to the surviving spouse at the time of continuance.

ANNUITY PERIOD PROVISIONS

Annuity Options

You may annuitize this contract under one of the following Annuity options:

Option 1
Certain Period Annuity

We will make monthly payments for 10 years.

Option 2
Life Annuity

We will make monthly payments while the Annuitant is alive.

Option 3
Life Annuity with Installments Guaranteed

We will make monthly payments for a 10-year certain period and thereafter while the Annuitant is alive.

Option 4
Joint and Survivor Annuity

We will pay the full monthly income while both Annuitant(s) are alive. Upon the death of either Annuitant, We will continue to pay a percentage of the original monthly payment. The percentage payable must be selected at the time the Annuity option is chosen. The percentages available are 50%, 66 2/3%, 75% and 100%.

Option 5
Joint and Survivor Annuity with Installments Guaranteed

We will make monthly payments for a 10 year certain period and thereafter while the Annuitants are alive.

Other Options

We may make other Annuity options available.

Election of Annuity Option

We must receive an election of an Annuity option in writing. You may make an election on or before the Annuity Date provided the Annuitant is alive.

A subsequent change of beneficiary, or an assignment of this contract will revoke an election unless the assignment provides otherwise.

Upon election of an Annuity option, We agree to pay the Owner on the payment due dates as stated in the specifications page of the supplementary agreement. The Owner may direct Us, in writing, to make payments to another person. An option cannot be changed after the first Annuity payment is made. If the total Contract Value is applied under one of the Annuity options, this contract must be surrendered to Us.

If an Annuity option is not elected by the Annuity Date, an Annuity will be paid under Option 3 if there is one Annuitant on the Annuity Date and Option 5 if there are joint Annuitants on the Annuity Date.

Electing a Fixed or Variable Annuity Option

You may elect a Fixed Annuity, a Variable Annuity or a combination of both. The portion of the Contract Value You elect to be paid as a Fixed Annuity, if any, will be transferred to Our General Account. We must receive your Fixed and Variable allocation election in writing at least seven days prior to the Annuity Date. If We do not receive notification from You, all the Contract Value will be paid to You as a Fixed Annuity.

If your allocation includes a Variable Annuity payment, payments will reflect the investment performance of the Subaccounts in accordance with the allocation on the Annuity Date. Allocations will not be changed thereafter, except as provided in the Transfers Between Subaccounts section.

Payments for all options are derived from the applicable tables. Current Annuity rates will be used if they produce greater payments than those quoted in the contract. The age in the tables is the Age of the Annuitant on the last birthday before the first payment is due.

The option selected must result in a payment that is at least equal to Our minimum payment, according to Our rules, at the time the Annuity option is chosen. If at any time the payment is less than the minimum payment, We have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

Fixed Annuity

The portion of the Contract Value You elected to have paid to you as a Fixed Annuity less any withdrawal charge, charges for other benefits, and Records Maintenance Charge will be used to determine the Fixed Annuity monthly payment in accordance with the Annuity option selected. Any Accumulated Guarantee Period Values will be adjusted for any applicable Market Value Adjustment as well.

Variable Annuity

The portion of the Contract Value You elect to have paid to you as a Variable Annuity is first reduced by any withdrawal charge, charges for other benefits, and Records Maintenance Charge. The value that remains is used to determine the first monthly Annuity payment. The first monthly Annuity payment is based on the guaranteed Annuity option shown in the Annuity Option Table.

The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each Subaccount to which Contract Value is allocated. You may not have more than three Subaccounts at one time. The number of Annuity Units per payment will remain fixed for each Subaccount unless a transfer is made. If a transfer is made, the number of Annuity Units per payment will change. Some Annuity options provide for a reduction in the income level upon the death of an Annuitant, which will reduce the number of Annuity units.

The number of Annuity Units for each Subaccount is calculated by dividing a. by
b. where:

a. is the amount of the monthly payment that can be attributed to that Subaccount; and

b. is the Annuity Unit value for that Subaccount at the end of the Valuation Period.

The Valuation Period includes the date on which the payment is made.

Monthly Annuity payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. multiplied by b. where:

a.   is the number of Annuity Units per payment in each Subaccount; and

b. is the Annuity Unit value for that Subaccount at the end of the Valuation Period.

Annuity Unit Value

The Valuation Period includes the date on which the payment is made. The value of an Annuity Unit for each Subaccount at the end of any Valuation Period is determined by the result of a. multiplied by b. by c. where:

a.   is the Annuity Unit value for the immediately preceding Valuation Period;
     and

b. is the net investment experience factor for the Valuation Period for which the Annuity Unit value is being calculated; and

c. is the interest factor of .99993235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table. A different interest rate factor will be used if an assumed rate other than 2.50% is used in the Annuity Option Table.

Basis of Annuity Options

The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using Scale G to the year 2015. We may also make available Variable Annuity payment options based on assumed investment rates other than 2.50%, but not greater than 5.00%.

Withdrawal Charge Upon Annuitization

Upon annuitization, a withdrawal charge will be applied as shown in the Contract Schedule after application of any applicable Market Value Adjustment. The withdrawal charge is waived when the Owner elects an Annuity option which provides either an income benefit period of ten years or more or a benefit under which payment is contingent on the life of the Annuitant(s).

Transfers Between Subaccounts

During the Annuity Period, You may make transfers between Subaccounts subject to the following:

1.   You must send Us written notice in a form satisfactory to Us.

2. Transfers between Subaccounts are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

3.   You may not have more than three Subaccounts at any time.

4. At least $5,000 of Annuity Unit value must be transferred from a Subaccount, unless the transfer will eliminate Your interest in the Subaccount.

5. At least $5,000 of Annuity Unit value must remain in the Subaccount after a transfer, unless the transfer will eliminate Your interest in the Subaccount.

6. If We receive notice of a transfer between Subaccounts more than seven (7) days before an Annuity payment date, the transfer is effective during the Valuation Period after the date We receive the notice.

7. If We receive notice of a transfer between Subaccounts less than seven (7) days before an Annuity Payment date, the transfer is effective during the Valuation Period after the Annuity Payment date.

We reserve the right at any time and without notice to any party to terminate, suspend or modify these transfer privileges.

When a transfer is made between Subaccounts, the number of Annuity Units per payment attributable to a Subaccount to which the transfer is made is equal to
a. multiplied by b. divided by c., where:

a. is the number of Annuity Units per payment in the Subaccount from which the transfer is being made;

b. is the Annuity Unit value for the Subaccount from which the transfer is being made; and

c. is the Annuity Unit value for the Subaccount to which the transfer is being made.

Conversion from a Fixed Annuity Payment

During the Annuity Period, You may convert Fixed Annuity payments to Variable Annuity payments subject to the following:

1.   You must send Us written notice in a form satisfactory to Us.

2. At least $30,000 of annuity reserve value must be transferred from Our General Account, unless the transfer will eliminate the annuity reserve value.

3. At least $30,000 of annuity reserve value must remain in Our General Account after a transfer, unless the transfer will eliminate the annuity reserve value.

4. Conversions from a Fixed Annuity payment are available only on an anniversary of the Annuity Date.

5.   We must receive notice at least thirty (30) days prior to the anniversary.

We reserve the right at any time and without notice to any party to terminate, suspend or modify these conversion privileges.

When a conversion is made from a Fixed Annuity payment to a Variable Annuity payment, the number of Annuity Units per payment attributable to a Subaccount to which the conversion is made is equal to a. divided by b. divided by c., where:

a.   is the annuity reserve being transferred from Our General Account;

b. is the Annuity Unit value for the Subaccount to which the transfer is being made; and

c. is the present value of $1.00 per payment period using the attained Age(s) of the Annuitant(s) and any remaining payment that may be due at the time of the transfer.

The Annuity reserve value equals the present value of the remaining Fixed Annuity payments using the same interest and mortality basis used to calculate the Fixed Annuity payments.

Money converted to a Variable Annuity payment will be applied under the same Annuity option as originally selected.

Conversion to a Fixed Annuity Payment

During the Annuity Period, You may convert Variable Annuity payments to Fixed Annuity payments subject to the following:

1.   You must send Us written notice in a form satisfactory to Us.

2. At least $30,000 of Annuity Unit value must be transferred to Our General Account from the Subaccounts.

3. At least $5,000 of Annuity Unit value must remain in a Subaccount after a transfer, unless the transfer will eliminate Your interest in the Subaccount.

4. Conversions to a Fixed Annuity payment are available only on an anniversary of the Annuity Date.

5.   We must receive notice at least thirty (30) days prior to the anniversary.

We reserve the right at any time and without notice to any party to terminate, suspend or modify these conversion privileges.

When a conversion is made from a Variable Annuity payment to a Fixed Annuity payment, the number of Annuity Units per payment attributable to a Subaccount from which the conversion is made is the product of a. multiplied by b. multiplied by c., where:

a. is the number of Annuity Units representing Your interest in such Subaccount per Annuity payment;

b.   is the Annuity Unit value for such Subaccount; and

c. is the present value of $1.00 per payment period using the attained Age(s) of the Annuitant(s) and any remaining payment that may be due at the time of the transfer.

Money converted to a Fixed Annuity payment will be applied under the same Annuity option as originally selected.

Payment of Death Benefits During the Annuity Period

If an Annuitant dies after the Annuity Date, the death benefit, if any, will depend on the Annuity option in effect.

If an Owner, who is not also an Annuitant, dies after the Annuity Date, the following provisions apply:

1. If the Owner was the sole Owner, the remaining Annuity payments will be payable to the beneficiary in accordance with the Annuity option in effect. The beneficiary will become the Owner.

2. If the Contract has joint Owners, the Annuity payments will be payable to the surviving joint Owner in accordance with the terms of the Annuity option in effect. Upon the death of the surviving joint Owner, the beneficiary becomes the Owner.

Disbursement Upon Death of Annuitant: Under Options 1, 3 or 5

When the Annuitant or surviving joint Annuitant dies, We will automatically continue any unpaid installments for the remainder of the certain period under Option 1, Option 3 or Option 5 to the Owner. However, if You elect within 60 days of Our receipt of due proof of death, We will pay a commuted value of the remaining payments of the certain period. In determining the commuted value, the present value of the remaining payments in the certain period will be calculated based on the applicable interest rate.

For a Fixed Annuity option the applicable interest rate is the greater of:

(a) the ten year treasury constant maturity plus 3%, and
(b) the rate used to determine the initial payment plus 2%.

For a Variable Annuity option the applicable interest rate is the assumed investment rate plus 2%

The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit value next determined following Our receipt of due proof of death.

Supplementary Agreement

A supplementary agreement will be issued to reflect payments that will be made under an Annuity option.

Date of First Payment

Interest, under an Annuity option, will start to accrue on the effective date of the supplementary agreement. The supplementary agreement will provide details on the payments to be made.

Evidence of Age, Sex and Survival

We may require satisfactory evidence of the Age, sex and the continued survival of any person on whose life the income is based.

Misstatement of Age or Sex

If the Age or sex of the Annuitant has been misstated, the amount payable under the contract will be such as the Purchase Payments sent to Us would have purchased at the correct Age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments We may make under this contract.

                              ANNUITY OPTION TABLE
           AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

Option One - Certain Period Annuity

Number of years selected  10

Monthly Payment            9.39

Options Two and Three - Life Annuity With Installments Guaranteed


Age of Male  Monthly Payments Guaranteed        Age of Female     Monthly Payments Guaranteed
 Annuitant                                        Annuitant
                None           120                                 None           120
    55          4.00           3.96                  55            3.71           3.70
    56          4.08           4.04                  56            3.78           3.76
    57          4.17           4.12                  57            3.86           3.83
    58          4.26           4.21                  58            3.93           3.91
    59          4.36           4.30                  59            4.02           3.99
    60          4.46           4.40                  60            4.10           4.07
    61          4.57           4.50                  61            4.20           4.16
    62          4.69           4.60                  62            4.29           4.25
    63          4.81           4.71                  63            4.40           4.35
    64          4.95           4.83                  64            4.51           4.45
    65          5.09           4.95                  65            4.63           4.56
    66          5.24           5.08                  66            4.75           4.68
    67          5.41           5.22                  67            4.89           4.80
    68          5.58           5.36                  68            5.03           4.93
    69          5.76           5.50                  69            5.19           5.06
    70          5.96           5.65                  70            5.36           5.21
    71          6.17           5.81                  71            5.54           5.36
    72          6.39           5.97                  72            5.73           5.52
    73          6.62           6.13                  73            5.94           5.69
    74          6.88           6.30                  74            6.17           5.86
    75          7.14           6.47                  75            6.41           6.04
    76          7.43           6.65                  76            6.68           6.23
    77          7.73           6.83                  77            6.96           6.42
    78          8.06           7.01                  78            7.26           6.62
    79          8.41           7.18                  79            7.59           6.82
    80          8.79           7.36                  80            7.95           7.02
    81          9.19           7.54                  81            8.34           7.23
    82          9.62           7.71                  82            8.76           7.43
    83         10.08           7.88                  83            9.21           7.62
    84         10.57           8.04                  84            9.71           7.81
    85         11.10           8.20                  85           10.24           8.00

Option Four-Joint and 100% Survivor Annuity

                             Age of Female Annuitant
Age of Male
 Annuitant       55         60         65         70         75         80         85
    55          3.38      3.53       3.67       3.77       3.86       3.91       3.95
    60          3.48      3.68       3.88       4.06       4.20       4.30       4.37
    65          3.56      3.81       4.08       4.35       4.59       4.77       4.91
    70          3.62      3.92       4.26       4.63       4.99       5.32       5.57
    75          3.65      3.99       4.39       4.87       5.39       5.90       6.34
    80          3.68      4.03       4.49       5.05       5.73       6.46       7.18
    85          3.69      4.06       4.55       5.18       5.99       6.96       8.01


Option Five-Joint and 100% Survivor Annuity with Installments Guaranteed for 10 years


                             Age of Female Annuitant
Age of Male
 Annuitant       55         60         65         70         75         80         85
    55          3.38      3.53       3.66       3.77       3.85       3.91       3.94
    60          3.48      3.68       3.88       4.05       4.19       4.29       4.35
    65          3.56      3.81       4.08       4.34       4.57       4.74       4.86
    70          3.61      3.91       4.25       4.61       4.96       5.26       5.46
    75          3.65      3.98       4.38       4.84       5.33       5.78       6.13
    80          3.67      4.03       4.47       5.01       5.63       6.26       6.78
    85          3.69      4.05       4.52       5.12       5.84       6.63       7.34

Rates for ages not shown above will be provided upon reques.

                                                                         Page 17

FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE DEFERRED ANNUITY
CONTRACT

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON GUARANTEE PERIOD VALUES, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA STATED IN THE CONTRACT SCHEDULE.

READ YOUR CONTRACT CAREFULLY

Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois  60196-6801